UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2015

TELIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Lincoln Avenue
Buena, New Jersey 08310
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 697-1441

_____________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 13, 2015, Teligent, Inc., a Delaware corporation (the “Company”), completed its previously announced acquisition of all of the rights, title and interest in the development, production, marketing, import and distribution of all pharmaceutical products of Alveda Pharmaceuticals Inc. (the “Seller”) pursuant to two asset purchase agreements, one relating to the acquisition of all of the intellectual property-related assets of Seller (the “IP-Related APA”) and the other relating to the acquisition of all other assets of Seller (the “Non-IP Related APA,” and, together with the IP-Related APA, the “APAs”), as described in the Company’s Current Report on Form 8-K previously filed with the Securities and Exchange Commission (the “SEC”) on October 13, 2015 (such transaction, the “Acquisition”).

In connection with the closing of the Acquisition, the Company formed three subsidiaries: Teligent Luxembourg S.à.r.l., a private limited company incorporated under the laws of the Grand Duchy of Luxembourg and wholly-owned by the Company (“LuxCo”); Teligent OÜ, a private limited company incorporated under the laws of Estonia that is wholly-owned by LuxCo (“EstoniaCo”); and Teligent Canada Inc., a company incorporated under the laws of the Province of British Columbia that is wholly-owned by LuxCo (“CanadaCo”). Effective immediately prior to the closing, the Company assigned its rights and obligations under the IP-Related APA to EstoniaCo and assigned its rights and obligations under the Non-IP Related APA to CanadaCo, The Company capitalized these subsidiaries and funded the Acquisition as follows: the Company funded LuxCo by way of an equity contribution in the amount of $3,374,549 in accordance with the terms and conditions of the Contribution Agreement, by and between the Company and LuxCo, dated as of November 13, 2015 (the “Contribution Agreement”), and extended a loan in a principal amount of $28,185,847 in accordance with the terms and provisions of a loan agreement, by and between the Company and LuxCo dated as of November 13, 2015 (the “LuxCo Loan Agreement”). The LuxCo Loan Agreement has a maturity date of November 4, 2022. The initial interest rate under the LuxCo Loan Agreement is 0.49% per annum, which shall reset annually to be equal to the short-term Applicable Federal Rate published by the Internal Revenue Service (the “AFR”). LuxCo, in turn, extended a loan to EstoniaCo in the same principal amount on the same terms (except that the interest rate is increased by 25 basis points). In addition, the Company funded CanadaCo by extending a loan in a principal amount of $4,634,766 in accordance with the terms and provisions of a loan agreement, by and between the Company and CanadaCo dated as of November 13, 2015 (the “CanadaCo Loan Agreement”). The initial interest rate under the CanadaCo Loan Agreement is 0.49% per annum, which shall reset annually to be equal to the short-term AFR. The foregoing description of the terms of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each such agreement attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively.

Also in connection with the closing of the Acquisition, CanadaCo and EstoniaCo entered into a distribution agreement pursuant to which CanadaCo has agreed to purchase from EstoniaCo certain products and act as the exclusive distributor of such products in Canada (the “Distribution Agreement”). In consideration for the supply of the products, CanadaCo agrees to pay an established per-unit amount for each packaging configuration unit of the product, with such price to be negotiated by the parties from time to time throughout the effective period. As a result, EstoniaCo shall manage all contract manufacturing arrangements with third parties and the sale of all such manufactured products to CanadaCo, which, in turn, shall manage the sale to third parties of all such finished products in Canada. The Distribution Agreement shall have an initial term of two years from the effective date, with automatic one-year renewals, unless terminated earlier by either party. The foregoing description of the terms of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement attached hereto as Exhibit 10.4.

Item 8.01 Other Events.

On November 16, 2015, the Company issued a press release announcing the closing of the Acquisition, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at the Company’s internet address into this Current Report on Form 8-K. The information available at the Company’s internet address is not part of this Current Report on Form 8-K or any other report filed by it with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Contribution Agreement, by and between the Teligent, Inc. and Teligent Luxembourg S.à.r.l., dated as of November 13, 2015.

10.2	Loan Agreement, by and between Teligent, Inc. and Teligent Luxembourg S.à.r.l., dated as of November 13, 2015.

10.3	Loan Agreement, by and between Teligent, Inc. and Teligent Canada Inc., dated as of November 13, 2015.

10.4	Distribution Agreement, by and between Teligent OÜ and Teligent Canada Inc., dated as of November 13, 2015.

99.1	Press Release of Teligent, Inc. dated November 16, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIGENT, INC.

Date: November 16, 2015	By:	/s/ Jenniffer Collins
	Name:	Jenniffer Collins
	Title:	Chief Financial Officer